UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

June 2, 2022

Dear Fellow Stockholder:

WE NEED YOUR VOTE. As of this writing, we have not yet received your vote on the proposal to amend the articles of incorporation of Sandy Spring Bancorp, Inc. (the “Company”) to eliminate the classification of the board of directors and provide for the annual election of all directors. If this proposal passes, all directors will be elected annually for a one year term instead of being elected for staggered three year terms. The Board of Directors recommends a vote FOR the declassification proposal as a matter of good corporate governance.

The declassification proposal has received a substantial favorable vote (nearly 99% of votes cast), but has not received the vote required for approval, which is 80 percent of the outstanding shares of the Company. In order to save your Company the expense of further solicitation, we urge you to vote your shares by telephone or Internet now. Your vote is important, no matter how many shares you own. If you have any questions about voting, please call our proxy solicitor, Alliance Advisors, at 1-844-984-3708.

The annual meeting of shareholders will reconvene on Tuesday, June 21, 2022. As that date approaches, if we have not received your proxy you may receive a phone call from a representative of Alliance Advisors reminding you to exercise your right to vote.

Thank you for your cooperation and support.

Sincerely,

Dan Schrider

President and CEO

Four Ways to Vote	|	PROXY QUESTIONS? Call 1-844-984-3708

ONLINE	PHONE	QR CODE	MAIL
GO TO PROXYVOTE.COM (beneficial owners) or ENVISIONREPORTS.COM/SASR (record holders). Please have your proxy card when accessing the website. There are easy to follow directions.

WITHOUT A PROXY CARD Call 1-844-984-3708 Monday to Friday, 9:00 a.m. – 9:00 p.m., ET to speak with a proxy specialist.

WITH A PROXY CARD

Call the toll-free number on your proxy card or voting instruction form and follow the instructions provided.

		WITH A SMARTPHONE Vote by scanning the quick response code or “QR code” on your proxy card or voting instruction form.	Complete, sign, date and mail your proxy card or voting instruction form in the postage-paid envelope provided.